UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2021

SG BLOCKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

17 State Street, 19th Floor

New York, NY 10004

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (646) 240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2021, the board of directors (the “Board”) of SG Blocks, Inc. (the “Company”) appointed Joseph Safina and David Villarreal to serve as members of the Board. The appointments, which were effective immediately, means that the size of the Board will be six members. Mr. Safina will serve on the audit committee, replacing Yaniv Blumenfeld, and the compensation committee. Mr. Villarreal will act as lead independent director and will serve on the nominating, environmental, social and corporate governance committee and the compensation committee. Messrs. Safina and Villarreal will serve as directors until such time as their successors are duly elected and qualified, or until their earlier resignation or removal.

There are no family relationships between Messrs. Safina and Villarreal and any of the Company’s directors or executive officers and nor do Messrs. Safina and Villarreal have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described below, there were no arrangements or understandings by which Messrs. Safina and Villarreal were named as a member of the Board.

In accordance with the Company’s policy as currently in effect, Messrs. Safina and Villarreal will receive a cash retainer for their service on the Board and for their service on each committee of the Board of which they are a member.

Joseph Safina was appointed as a director of the Company on May 28, 2021. Mr. Safina is a serial entrepreneur with over thirty years of experience in investment banking working with public and privately held small to mid-cap companies. Since 1997, Mr. Safina has been the principal of Safina Capital, an “all-stage” investment firm which offers its portfolio companies investment capital, strategic insight, global relationships and operational support. He has been instrumental in helping his clients with large-scale fund-raising, merger & acquisitions, business development, marketing and financial management. In 1988, Joseph Safina joined NYSE Member firm, Gruntal & Co., as a Senior Vice President. He was a top producer and was tasked with building Gruntal’s Corporate Finance Department. He left Gruntal & Co. in 1993 and founded Nichols, Safina, Lerner & Co. Inc. (NSL) - a New York-based broker dealer. As the C.E.O. of NSL, he navigated the firm from a start-up into a 200 employee, multi-location company. Mr. Safina also headed up NSL’s trading desk, making markets in hundreds of stocks and was profiled as one of the top ten Bankers in the country in R.J. Shook’s “The Winners Circle”. Mr. Safina has raced cars professionally for over ten years and has competed at the prestigious 24 Hours at Daytona, The 12 Hours of Sebring and The 24 Hours of Dubai representing BMW, Ford and Porsche with several IMSA podium finishes. He is also a pilot, scuba diver and competitive cyclist.

David Villarreal was appointed as a director of the Company on May 28, 2021. Mr. Villarreal’s career spans over 40 years in various management, business and leadership capacities, beginning in 1977 when he served as Deputy Mayor and Senior Deputy Economic Development Advisor, under Mayor Tom Bradley in the City of Los Angeles. He has served since August 2014 as the Chief Administrative Officer of Affinity Partnerships, LLC, a Costco national mortgage services platform provider, with annual closed loan production of $8+ billion through a network of ten national mortgage lenders. From March 2011 to August 2014, he served as the President -Corporate Business Development, of Prime Source Mortgage, Inc. From September 2008 to September 2012, he served as a Consultant to the International Brotherhood of Teamsters.

Item 8.01 – Other Events.

On June 3, 2021, the Company issued a press release that it had entered into contract to acquire an additional manufacturing facility in Durant, Oklahoma in anticipation of rising demand for internal and external projects.

A copy of the press release is attached as Exhibit 99.1 to this Report on Form 8-K. The information contained in the press release is being furnished to the Securities and Exchange Commission (the “Commission”) and shall not be deemed incorporated by reference into any of the Registrant’s registration statements or other filings with the Commission.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release issued by SG Blocks, Inc., dated June 3, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SG Blocks, Inc.

Dated: June 3, 2021	By:	/s/ Paul Galvin
Paul Galvin
Chairman and CEO

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